UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2009

NORTH AMERICAN GOLD & MINERALS FUND
(Exact name of registrant as specified in its charter)

Nevada	333-141426	N/A
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

848 N. Rainbow Blvd., # 3003, Las Vegas, NV	89107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(702) 635-8146

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02            Unregistered Sales of Equity Securities

Simultaneously with the closing under the Yaba Acquisition Agreement, we issued an aggregate of 30,000,000 (Thirty million) restricted shares of common stock of the Company. The securities were issued to two (2) non-U.S. persons (as that term as defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Simultaneously with the closing under the Yaba Acquisition Agreement, we issued an aggregate of 3,000,000 (Three million) restricted shares of common stock of the Company. The securities were issued to two (2) U.S. persons, as that term is defined in Regulation S of the Securities Act of 1933, relying on Section 4(2) of the Securities Act and/or Rule 506 of Regulation D, promulgated under the United States Securities Act of 1933, as amended.

Item 8.01            Other Events

On November 1, 2009, we acquired the Yaba Silver Mine pursuant to an agreement (the “Yaba Acquisition Agreement”) with Searchlight Exploration, LLC, McIntyre Mines, LLC, GlobalStar Equities Corporation and Teme Valley Holdings Limited, pursuant to which the Company agreed to acquire the unpatented mining claims known as the Yaba Silver Mine, located in Yavapai County, Arizona in exchange for 33,000,000 (Thirty three million) shares of our restricted common stock valued at $1.05 (One dollar and five cents) per share, as well as a 5% (Five percent) net smelter returns royalty and a 5% (Five percent) net profit interest for this mine only.

The Yaba Silver Property is located on 40 acres of mining claims (two lode claims) on land administered by the US Forest Service (USFS) in the Yarber Wash Mining District, in Yavapai County, Arizona, about 15 miles south of Jerome.

There are two mines at Yaba Silver, the Tri-Metals Mine and the Gold Dot, the name of which suggests that the property may also have gold byproduct potential. There are shafts and adits, ranging from 65 feet to 285 feet.

The geology in the Yaba Silver Project area is similar in many respects to that in and about Jerome. In both cases the deposits were once thought to be replacement in origin. However, by the 1970’s the theory had become generally accepted that the Jerome deposits were volcanogenic massive sulfide (VMS) deposits. Approximately 1.7 billion years ago seafloor volcanic activity built up successive layers of the country rock. Feeder vents (also called “black smokers”) deposited massive copper sulfides and, later in the cycle, silica, silver and gold. The strata were later deformed to greenstone schist and tilted sharply so that today the dip is nearly vertical in many instances. Finally, portions of the preCambrian schist were covered with Tertiary volcanics. One difference is that the United Verde deposit at Jerome was principally hosted by quartz porphyry, while at Yaba the country rock is diorite.

The Company’s plans for this Mine are to begin exploration with surface and underground rock chip sampling to confirm previously reported silver mineralization.

Item 9.01            Exhibits

99.1

Yaba Silver Mine Acquisition Agreement dated November 1, 2009 among North American Gold & Minerals Fund, Searchlight Exploration, LLC, McIntyre Mines, LLC, Globalstar Equities Corporation and Teme Valley Holdings Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN GOLD & MINERALS FUND

/s/ Ronald Yadin Lowenthal
Ronald Yadin Lowenthal
President and Director

November 1, 2009